CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated March 23, 2009 on Dreyfus Tax Exempt Cash Management, Dreyfus California AMT-Free Municipal Cash Management and Dreyfus New York AMT-Free Municipal Cash Management which is incorporated by reference in this Registration Statement (Form N-1A Nos. 2-89275 and 811-3954) of Dreyfus Tax Exempt Cash Management Funds.

ERNST&YOUNGLLP

New York, New York May 26, 2009